SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2002

ASTEC INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Charter)

Tennessee	0-14714	62-0873631
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

4101 Jerome Avenue
Chattanooga, Tennessee 37407
(Address of Principal Executive Offices and Zip Code)

(423) 867-4210
(Registrant's telephone number, including area code)

Item 9. Regulation FD Disclosure.

 On or about Monday, March 18, 2002, the Company will provide a chart to research and investment banking analysts, which chart information will contain quarterly net sales, gross margin and gross margin percentage information for each business segment of the Company for 2000 and 2001. The chart is attached to this Current Report on Form 8-K as Exhibit 99.1. The information in this Current Report on Form 8-K is furnished pursuant to Item 9 and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. This Current Report on Form 8-K will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD. The Registrant undertakes no duty to update the information in this report.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
ASTEC INDUSTRIES, INC.
Date: March 15, 2002	By: /s/ Richard W. Bethea Richard W. Bethea, Executive Vice President

Index to Exhibits
Exhibit Number	Exhibit Description
99.1	Business Segment Financial Information to be provided to certain research and investment banking analysts.

EXHIBIT 99.1

Business Segment Financial Information

Astec Industries, Inc.
Segment Sales and Gross Margins
2000 (in thousands)	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	Other	Total

Net Sales - Q1	46,554	56,420	19,323	18,272	304	140,873
Net Sales - Q2	62,145	55,441	21,178	20,421	542	159,727
Net Sales - Q3	41,785	31,401	10,839	17,971	1,038	103,034
Net Sales - Q4	37,339	47,670	11,928	19,084	1,033	117,054
Total	187,823	190,932	63,268	75,748	2,917	520,688

Gross Margin - Q1	9,293	15,100	5,788	3,525	52	33,758
Gross Margin - Q2	14,300	14,980	6,495	4,818	265	40,858
Gross Margin - Q3	8,203	8,406	2,950	4,746	304	24,609
Gross Margin - Q4	5,152	10,476	3,169	4,636	217	23,650
Total	36,948	48,962	18,402	17,725	838	122,875

GM% - Q1	20.0%	26.8%	30.0%	19.3%	17.1%	24.0%
GM% - Q2	23.0%	27.0%	30.7%	23.6%	48.9%	25.6%
GM% - Q3	19.6%	26.8%	27.2%	26.4%	29.3%	23.9%
GM% - Q4	13.8%	22.0%	26.6%	24.3%	21.0%	20.2%
Consolidated	19.7%	25.6%	29.1%	23.4%	28.7%	23.6%

Astec Industries, Inc.
Segment Sales and Gross Margins
2001 (in thousands)	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	Other	Total

Net Sales - Q1	48,776	60,559	20,401	12,964	610	143,310
Net Sales - Q2	43,684	45,603	24,171	12,047	782	126,287
Net Sales - Q3	26,149	42,533	19,082	14,369	991	103,124
Net Sales - Q4	24,065	34,173	14,834	9,275	771	83,118
Total	142,674	182,868	78,488	48,655	3,154	455,839

Gross Margin - Q1	9,419	13,710	5,579	2,187	429	31,324
Gross Margin - Q2	9,757	10,719	6,521	2,217	208	29,422
Gross Margin - Q3	2,278	8,139	4,739	1,853	183	17,192
Gross Margin - Q4	1,612	6,561	4,052	659	102	12,986
Total	23,066	39,129	20,891	6,916	922	90,924

GM% - Q1	19.3%	22.6%	27.3%	16.9%	70.3%	21.9%
GM% - Q2	22.3%	23.5%	27.0%	18.4%	26.6%	23.3%
GM% - Q3	8.7%	19.1%	24.8%	12.9%	18.5%	16.7%
GM% - Q4	6.7%	19.2%	27.3%	7.1%	13.2%	15.6%
Consolidated	16.2%	21.4%	26.6%	14.2%	29.2%	19.9%
Note: Net sales amounts shown are net of intercompany sales. Gross margin amounts shown are net of the profit on those intercompany sales.